Exhibit 99.1

Tri-Valley Corporation Commences Formal Discussions With OPUS Special Committee

BAKERSFIELD, Calif.--(BUSINESS WIRE)--June 20, 2011--Tri-Valley Corporation (NYSE Amex:TIV) (the “Company”) today announced that it recently established a Special Committee of the TVC OPUS 1 Drilling Program, L.P. (“OPUS”), a Delaware limited partnership. The Company, as the managing partner of OPUS, appointed Peter Marguglio, G. Robert Miller, Todd Garrett, George Bean, and Peter Huggins to the Special Committee. Each of the Special Committee members is an OPUS partner, is independent of the Company, and was nominated for service on the Special Committee by the OPUS Advisory Committee, a twelve-member committee that the Company created and utilized over the past year to review alternatives and identify the best path forward for financing and developing the Pleasant Valley Oil Sands Project. Any actions or transactions contemplated between the Special Committee and Tri-Valley will be submitted to the OPUS partners for approval in accordance with the terms of the OPUS Partnership Agreement.

The Company held its first meetings with the Special Committee on June 15 and 16, 2011, in Costa Mesa, California. During the meetings, the Company and the Special Committee covered a range of key business issues that both parties see as an important step for advancing the development of the Pleasant Valley Oil Sands Project in Oxnard, California.

“With the formation of the Special Committee and the commencement of formal meetings last week, I am confident that we have instituted a process that will culminate in an amicable resolution of matters that will permit the continued development and financing of the Pleasant Valley Oil Sands Project on a timely and cost-effective basis,” said Maston N. Cunningham, President and Chief Executive Officer of Tri-Valley. “Both the Special Committee and Tri-Valley are focused on maximizing returns for our OPUS partners and Tri-Valley stockholders alike, and our meetings were a solid start on that effort.”

“I am extremely pleased with the progress made by Tri-Valley and the Special Committee last week,” said Peter Marguglio, Chairman of the OPUS Special Committee. “Speaking for the Special Committee, I am confident that we now have in place a process that will satisfactorily and efficiently resolve the legacy issues between Tri-Valley and OPUS, and will ultimately lead to an arrangement with Tri-Valley that will better align the interests of both OPUS and Tri-Valley.”

The Company established the Special Committee to address situations where the interests of OPUS or the OPUS partners may be in conflict with those of Tri-Valley or one of its affiliates. In such cases, Tri-Valley would first solicit the feedback of and negotiate with the independent Special Committee. This process ensures that the interests of OPUS partners are represented independently of the Company. The Special Committee has retained its own legal counsel to assist it during the resolution process.

Among other things, the Special Committee is assisting the Company with its evaluation of a joint venture structure that better aligns the interests of both OPUS and Tri-Valley. In addition, the Special Committee is assisting Tri-Valley with its review and resolution of potential claims brought to the Company’s attention by an OPUS investor, G. Robert Miller, in August 2010. Mr. Miller is serving on the Special Committee. As previously announced, Mr. Miller believes he, and potentially other OPUS investors, may have potential claims against the OPUS partnership, the Company, its subsidiary, Tri-Valley Oil & Gas Co., or certain related affiliates. Such claims include, but are not limited to, Tri-Valley’s interpretation of certain provisions in the OPUS Partnership Agreement, the sale of certain partnership units, and certain aspects of the Company’s management of the OPUS partnership.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol “TIV.” Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

About OPUS

In 2002, Tri-Valley Corporation created a Delaware limited partnership called the TVC OPUS 1 Drilling Program, L.P. The purpose of this partnership was to raise $100 million by selling partnership units to conduct wildcat exploration. In 2006, OPUS began developing producing properties. The TVC OPUS 1 Drilling Program, L.P. has a 75% working interest in the Pleasant Valley Oil Sands Project in the Oxnard Oil Field, with the remaining 25% working interest held by Tri-Valley Oil & Gas Co., a wholly-owned subsidiary of Tri-Valley Corporation. Tri-Valley Corporation is the managing partner of the TVC OPUS 1 Drilling Program, L.P.

Special Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. By way of example, statements contained in this press release related to the continued development and financing of the Pleasant Valley Oil Sands Project, and the potential resolution of matters related to potential claims previously alleged by an OPUS investor, and such other future events described herein, are forward-looking statements. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including the risks and factors that are discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including under “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and under “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II, Item 1A. Risk Factors,” contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Company Contact:
Tri-Valley Corporation
John Durbin, 661-864-0500
jdurbin@tri-valleycorp.com
or
Investor Contacts:
EVC Group, Inc.
Doug Sherk/Jenifer Kirtland, 415-568-4887
dsherk@evcgroup.com
jkirtland@evcgroup.com
or
Media Contact:
EVC Group, Inc.
Chris Gale, 646-201-5431
cgale@evcgroup.com